                                                                    EXHIBIT 21.1
                 SILICON VALLEY RESEARCH, INC. AND SUBSIDIARIES
                         SUBSIDIARIES OF THE REGISTRANT
                                 March 31, 1997

                                                                 Percentages
                                             Organized Under      of Voting
                                                 Laws of       Securities Owned
                                             ---------------   ----------------
Silicon Valley Research, Inc. (Registrant)     California           ---


      SUBSIDIARIES:

Silicon Valley Research, Inc. K.K.                Japan              97%

SVR Taiwan                                        Taiwan            100%




          All of the above subsidiaries are included in Silicon Valley
              Research, Inc.'s Consolidated Financial Statements.